Exhibit 10.1

AMENDMENT NUMBER THREE TO CREDIT AGREEMENT

This AMENDMENT NUMBER THREE TO CREDIT AGREEMENT, (this “Amendment”), dated as of December 29, 2011, is entered into by and among ACTUATE CORPORATION, a Delaware corporation (the “Borrower”), the lenders identified on the signature pages hereof (such lenders, and the other lenders party to the below-defined Credit Agreement, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Agent”), and in light of the following:

W I T N E S S E T H

WHEREAS, Borrower, Lenders, and Agent are parties to that certain Credit Agreement, dated as of November 3, 2008 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrower has requested that Agent and Lenders make certain amendments to the Credit Agreement and, upon the terms and conditions set forth herein, Agent and Lenders are willing to accommodate Borrower’s requests.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as amended hereby.

2. Amendments to Credit Agreement.

(a) Schedule 1.1 of the Credit Agreement is hereby amended and modified by amending and restating, or adding (as applicable) the following definitions in the appropriate alphabetical order:

““Applicable Margin” means, as of any date of determination (with respect to (i) any portion of the outstanding Advances on such date that is a Base Rate Loan or a LIBOR Rate Loan, or (ii) if applicable, a Letter of Credit fee), 1.75 percentage points.”

““Available Increase Amount” means, as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of the Agreement.”

““EBITDA” means, with respect to any fiscal period, determined on a consolidated basis in accordance with GAAP:

(a) Borrower’s consolidated net earnings (or loss),

minus

(b) each of the following, without duplication, during such period: Borrower’s (i) extraordinary gains, (ii) interest income, and (iii) any software development costs to the extent capitalized,

plus

(c) each of the following, without duplication, during such period: Borrower’s (i) non-cash extraordinary losses, (ii) interest expenses, (iii) income taxes, (iv) depreciation and amortization, (v) non-cash expenses incurred in connection with the issuance of stock options and restricted stock units, and Permitted Stock Repurchases, (vi) “one-time” cash restructuring charges incurred for severance costs, employee termination costs, or the disposition of excess facilities in an amount not to exceed $1,000,000 per fiscal year, (vii) to the extent not capitalized, expenses incurred in connection with the Agreement, (viii) the amortization of purchased technology and other intangible assets, (ix) “one-time” noncash impairment charges, (x) Acquisition related expenses not to exceed 5% of the purchase price of such Permitted Acquisition incurred within 180 days of such Acquisition, and (xi) with respect to any Permitted Acquisitions: (1) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules, and (2) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141 and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower’s independent auditors, in each case, as determined in accordance with GAAP.

For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.”

““Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing fees, recording fees, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) the fees, charges, commissions and costs provided for in Section 2.11(e) of the Agreement (including any issuance or fronting fees) and all other fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by the Underlying Issuer or incurred or charged by Issuing Lender in respect of Letters of Credit and out-of-pocket fees, costs, and expenses charged by the Underlying Issuer or incurred or charged by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

““Loan” shall mean any Advance, Swing Loan, Protective Advance or Overadvance made hereunder.”

““Maximum Revolver Amount” means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement, or increased by the amount of Increases made in accordance with Section 2.14 of the Agreement.”

““Third Amendment” means that certain Amendment Number Three to Credit Agreement, dated as of the Third Amendment Closing Date, by and among Borrower, Agent, and the lenders identified on the signature pages thereof.”

““Third Amendment Closing Date” means December 29, 2011.”

(b) The definition of “Permitted Investments” appearing in Schedule 1.1 to the Credit Agreement is hereby amended by (i) deleting the text “and” immediately preceding clause (p), and (ii) adding the following new clause (o) immediately succeeding clause (n) and immediately preceding clause (p):

“(o) the formation of a Subsidiary solely for the purpose of consummating a Permitted Acquisition involving such Subsidiary.”

(c) Section 1.2 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“1.2. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such

Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.”

(d) Section 1.4 of the Credit Agreement is hereby amended by adding the words “or Bank Product Collateralization” after the words “providing Letter of Credit Collateralization” in the sixth sentence of such section.

(e) Section 2.10(b) of the Credit Agreement is hereby amended by replacing the reference to “0.50%” with “0.30%”.

(f) The Credit Agreement is hereby amended by adding the following Section 2.14:

“2.14 Accordion.

(a) At any time during the period from and after the Third Amendment Closing Date through but excluding the date that is eighteen (18) months after the Third Amendment Closing Date, at the option of Borrower (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Increase Amount (each such increase, an “Increase”). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrower, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such proposed Increase, then Agent or Borrower may invite any prospective lender who is reasonably satisfactory to Agent and Borrower to become a Lender in connection with a proposed Increase. Any Increase shall be in an amount of at least $5,000,000 and integral multiples of $1,000,000 in excess thereof. In no event may the Revolver Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than 5 occasions in the aggregate for all such Increases. Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Revolver Commitments exceed $25,000,000.

(b) Each of the following shall be conditions precedent to any Increase of the Revolver Commitments and the Maximum Revolver Amount in connection therewith:

(i) Agent or Borrower have obtained the commitment of one or more Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrower to provide the applicable Increase and any such Lenders (or prospective lenders), Borrower, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), Borrower, and Agent are party,

(ii) each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii) Borrower has delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Borrower and its Subsidiaries evidencing that Borrower would achieve EBITDA (without regard to whether a Financial Covenant Triggering Event has occurred) the four fiscal quarters (on a quarter-by-quarter basis) ended immediately following the proposed date of the applicable Increase of not less than the amount specified for each such period in Section 7(a)(iii), in form reasonably acceptable to Agent and together with appropriate supporting details and a statement of appropriate underlying assumptions,

(iv) Borrower has delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Borrower and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarter periods (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, in form reasonably acceptable to Agent, and together with appropriate supporting details and a statement of appropriate underlying assumptions,

(v) Borrower shall have paid to Agent all fees due and payable as of the Increase Date pursuant to the Fee Letter, and

(vi) Borrower shall have reached agreement with the Lenders (or prospective lenders) agreeing to the increased Revolver Commitments with respect to the interest margins applicable to Advances to be made pursuant to the increased Revolver Commitments (which interest margins may be with respect to Advances made pursuant to the increased Revolver Commitments, higher than or equal to the interest margins applicable to Advances set forth in this Agreement immediately prior to the date of the increased Revolver Commitments (the date of the effectiveness of the increased Revolver Commitments and the Maximum Revolver Amount, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent. Any Increase Joinder may, with the consent of Agent, Borrower and the Lenders or prospective lenders agreeing to the proposed Increase, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Advances to be made pursuant to the increased Revolver Commitments). Anything to the contrary contained herein notwithstanding, if the interest margin that is to be applicable to the Advances to be made pursuant to the increased Revolver Commitments are higher than the interest margin applicable to the Advances or immediately prior to the applicable Increase Date (the amount by which the interest margin is higher, the “Excess”), then the interest margin applicable to the Advances immediately prior to the Increase Date shall be increased by the amount of the Excess, effective on the applicable Increase Date, and without the necessity of any action by any party hereto.

(d) Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Advances shall be deemed, unless the context otherwise requires, to include Advances made pursuant to the increased Revolver Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(e) Each of the Lenders having a Revolver Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(f) The Advances, Revolver Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Advances, Revolver Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents. Borrower shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver Commitments and Maximum Revolver Amount.”

(g) Section 3.3 of the Credit Agreement is hereby amended by replacing the reference to “November 3, 2012” with “November 3, 2015”.

(h) Section 5.11 of the Credit Agreement is hereby amended by adding the following text immediately after the last sentence of such Section:

“; provided, however, that if any Loan Party forms a Subsidiary for the sole purpose of acquiring a Person pursuant to a Permitted Acquisition or any other Acquisition to which the Required Lenders have consented in writing (it being understood and agreed that the formation of such Subsidiary is permitted pursuant to clause (o) of the definition of Permitted Investments) and such Subsidiary will be merged into another Loan Party or Subsidiary in connection with such Acquisition within 60 days (or such longer period of time agreed to by Agent in writing in its sole discretion) after the consummation of such Permitted Acquisition, then the Loan Parties shall not be required to comply with this Section 5.11 with respect to such Subsidiary until the date that is 60 days after the consummation of such Permitted Acquisition (or such longer period of time agreed to by Agent in writing in its sole discretion); provided further, however, that in any event, the Loan Parties shall be required to comply with this Section 5.11 with respect to such Subsidiary or shall dissolve such Subsidiary by the date that is 90 days after the formation of such Subsidiary (and if the Board of Directors approves such Permitted Acquisition, such 90-day period shall be automatically extended to a date that is 90 days after the date on which the Board of Directors approves of such Permitted Acquisition); provided further, however, that after the consummation of a Permitted Acquisition with such Subsidiary, none of the Loan Parties or their Subsidiaries shall be required to comply with this Section 5.11 with respect to such Subsidiary if the assets owned by such Subsidiary are less than or equal to $250,000,”

(i) Section 5.12 of the Credit Agreement is hereby amended by adding the following sentence immediately after the last sentence of such Section:

“Notwithstanding anything in this Section 5.12 to the contrary, if any Loan Party forms a Subsidiary for the sole purpose of acquiring a Person pursuant to a Permitted Acquisition or any other Acquisition to which the Required Lenders have consented in writing (it being understood and agreed that the formation of such Subsidiary is permitted pursuant to clause (o) of the definition of Permitted Investments) and such Subsidiary will be merged into another Loan Party or Subsidiary in connection with such Acquisition within 60 days (or such longer period of time agreed to by Agent in writing in its sole discretion) after the consummation of such Permitted Acquisition, then the Loan

Parties shall not be required to comply with this Section 5.12 with respect to such Subsidiary until the date that is 60 days after the consummation of such Permitted Acquisition (or such longer period of time agreed to by Agent in writing in its sole discretion); provided further, however, that in any event, the Loan Parties shall be required to comply with this Section 5.12 with respect to such Subsidiary or shall dissolve such Subsidiary by the date that is 90 days after the formation of such Subsidiary (and if the Board of Directors approves of such Permitted Acquisition, such 90-day period shall be automatically extended to a date that is 90 days after the date on which the Board of Directors approves such Permitted Acquisition); provided further, however, that after the consummation of a Permitted Acquisition with such Subsidiary, none of the Loan Parties or their Subsidiaries shall be required to comply with this Section 5.12 with respect to such Subsidiary if the assets owned by such Subsidiary are less than or equal to $250,000,”

(j) Section 7(a) of the Credit Agreement is hereby amended by deleting the table in clause (iii) of such section in its entirety and by inserting the following table:

Applicable Amount	Applicable Period

$25,309,000	For the 4 quarter period ending December 31, 2008

$25,271,000	For the 4 quarter period ending March 31, 2009

$22,513,000	For the 4 quarter period ending June 30, 2009

$20,773,000	For the 4 quarter period ending September 30, 2009

$20,499,000	For the 4 quarter period ending December 31, 2009

$20,756,000	For the 4 quarter period ending March 31, 2010

$21,193,000	For the 4 quarter period ending June 30, 2010

$21,765,000	For the 4 quarter period ending September 30, 2010

$22,485,000	For the 4 quarter period ending December 31, 2010

$22,779,000	For the 4 quarter period ending March 31, 2011

$23,279,000	For the 4 quarter period ending June 30, 2011

$23,934,000	For the 4 quarter period ending September 30, 2011

$24,758,000	For the 4 quarter period ending December 31, 2011

$25,090,000	For the 4 quarter period ending March 31, 2012

$25,656,000	For the 4 quarter period ending June 30, 2012

$26,397,000	For the 4 quarter period ending September 30, 2012

$27,233,800	For the 4 quarter period ending December 31, 2012

$27,599,000	For the 4 quarter period ending March 31, 2013

$28,221,600	For the 4 quarter period ending June 30, 2013

$29,036,700	For the 4 quarter period ending September 30, 2013

$29,957,180	For the 4 quarter period ending December 31, 2013

$30,358,900	For the 4 quarter period ending March 31, 2014

$31,043,760	For the 4 quarter period ending June 30, 2014

$31,940,370	For the 4 quarter period ending September 30, 2014

$32,952,898	For the 4 quarter period ending December 31, 2014

$33,394,790	For the 4 quarter period ending March 31, 2015

$34,148,136	For the 4 quarter period ending June 30, 2015

$35,134,407	For the 4 quarter period ending September 30, 2015 and each 4 quarter period ended thereafter

(k) Section 7(b) of the Credit Agreement is hereby amended by deleting the table in clause (ii) of such section in its entirety and by inserting the following table:

Fiscal Year 2008	Fiscal Year 2009	Fiscal Year 2010
$2,524,000	$3,348,000	$3,859,000

Fiscal Year 2011	Fiscal Year 2012	Fiscal Year 2013
$3,955,000	$4,200,000	$4,620,000

Fiscal Year 2014	Fiscal Year 2015
$5,082,000	$5,590,200

(l) Section 17.11 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“17.11 USA Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower.”

3. Conditions Precedent to Amendment. The satisfaction or waiver of each of the following shall constitute conditions precedent to the effectiveness of the Amendment (such date being the “Amendment Effective Date”):

(a) Agent shall have received this Amendment, duly executed by the parties hereto, and the same shall be in full force and effect.

(b) Agent shall have received the reaffirmation and consent of each Guarantor attached hereto as Exhibit A, duly executed and delivered by an authorized official of each Guarantor.

(c) Agent shall have received the Amended and Restated Fee Letter, in form and substance satisfactory to Agent, duly executed by the parties thereto, and the same shall be in full force and effect.

(d) Agent shall have received a certificate from the Secretary of each Loan Party, dated as of the Amendment Effective Date, attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of this Amendment, approving the terms of, and the transactions contemplated herein, and the other Loan Documents executed concurrently herewith to which such Loan Party is a party.

(e) Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented, on or prior to the Amendment Effective Date, certified by the Secretary of such Loan Party.

(f) Agent shall have received a certificate of status with respect to each Loan Party, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction.

(g) Agent shall have received certificates of status with respect to each Loan Party, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party), in which the failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions.

(h) After giving effect to this Amendment, the representations and warranties herein and in the Credit Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

(i) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against Borrower, any Guarantor, Agent, or any Lender.

(j) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated herein.

4. Representations and Warranties. Borrower hereby represents and warrants to Agent and the Lenders as follows:

(a) It (i) is duly organized, formed or incorporated and in good standing under the laws of the jurisdiction of its organization, formation or incorporation, (ii) is qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) The execution, delivery, and performance by it of this Amendment and the performance by it of each Loan Document to which it is or will be a party (i) have been duly authorized by all necessary action on its part (ii) do not and will not (A) violate any material provision of federal, state or local law or regulation, the Governing Documents of it or its Subsidiaries or any order, judgment, or decree, court or other Governmental Authority binding on it or its Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of it or its Subsidiaries, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of Borrower or any Guarantor, other than Permitted Liens, or (D) require any approval of Borrower’s or any Guarantor’s interestholders or any approval or consent of any Person under any Material Contract of Borrower or any Guarantor, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain such approval or consent could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

(c) No registration with, consent, or approval of, and no notice to, or other action with or by, any Governmental Authority is required in connection with the due execution, delivery and performance by it of this Amendment or any other Loan Document to which it is or will be a party, the failure of which to receive could not reasonably be expected to cause a Material Adverse Change, other than consents or approvals that have been obtained and are still in force and effect.

(d) This Amendment is, and each other Loan Document to which it is or will be a party, when executed and delivered by each Person that is a party thereto, will be the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(e) No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein has been issued and remains in force by any Governmental Authority against Borrower, any Guarantor, or any member of the Lender Group.

(f) No Default or Event of Default has occurred and is continuing as of the date of the effectiveness of this Amendment, and no condition exists which constitutes a Default or an Event of Default.

(g) The representations and warranties set forth in this Amendment, the Credit Agreement, as amended by this Amendment and after giving effect hereto, and the other Loan Documents to which it is a party are true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date.)

(h) This Amendment has been entered into without force or duress, of the free will of Borrower, and the decision of Borrower to enter into this Amendment is a fully informed decision and such Person is aware of all legal and other ramifications of each decision.

(i) It has read and understands this Amendment, has consulted with and been represented by independent legal counsel of its own choosing in negotiations for and the preparation of this Amendment, has read this Amendment in full and final form, and has been advised by its counsel of its rights and obligations hereunder and thereunder.

5. Payment of Costs and Fees. Borrower shall pay to Agent and each Lender all costs, all out-of-pocket expenses, and all fees and charges of every kind in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto. In addition thereto, Borrower agrees to reimburse Agent and each Lender on demand for its costs arising out of this Amendment and all documents or instruments relating hereto (which costs may include the reasonable fees and expenses of any attorneys retained by Agent or any Lender).

6. Choice of Law and Venue; Jury Trial Waiver.

(a) THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AMENDMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6(b).

(c) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AMENDMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

7. Ratification; Reaffirmation of Obligations. Each party hereto hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby. Each party hereto hereby reaffirms its obligations under each Loan Document to which it is a party. Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the liens and security interests heretofore granted, pursuant to and in connection with the Security Agreement or any other Loan Document, to Agent, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations and after the date hereof.

8. Amendments. This Amendment cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by each of the parties and reduced to writing in its entirety and signed and delivered by each party.

9. Counterpart Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

10. Effect on Loan Documents.

(a) The Credit Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Borrower, any Loan Party, Agent or any Lender under the Credit Agreement or any other Loan Document. The waiver and modifications herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse any non-compliance with the Loan Documents (other than as specified herein), and shall not operate as a consent to any matter under the Loan Documents (other than as specified herein). Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. Except as provided herein, the execution, delivery and performance of this Amendment shall not operate as a waiver of or, except as expressly set forth herein, as an amendment of, any right, power or remedy in effect prior to the date hereof. The amendments and waivers set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, and except as expressly set forth herein, shall neither excuse any future non-compliance with the Credit Agreement, nor operate as a waiver of any Default or Event of Default. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control.

(b) Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(c) To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

(d) This Amendment is a Loan Document.

(e) Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment. Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified. Any reference in this Amendment or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

11. Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

12. Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

13. Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages to follow.]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Amendment by and through their duly authorized officers, as of the day and year first above written.

BORROWER:	ACTUATE CORPORATION, a Delaware corporation

	By:	/s/ Daniel A. Gaudreau
	Name:	Daniel A. Gaudreau
	Title:	Senior Vice President, Operations and Chief Financial Officer

[SIGNATURE PAGE TO AMENDMENT NUMBER THREE TO CREDIT AGREEMENT]

AGENT AND LENDER:	WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company

	By:	/s/ Lendell Thompson
	Name:	Lendell Thompson
	Title:	Managing Director

[SIGNATURE PAGE TO AMENDMENT NUMBER THREE TO CREDIT AGREEMENT]

Exhibit A

REAFFIRMATION AND CONSENT

All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in that certain (a) Credit Agreement dated as of November 3, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among ACTUATE CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with any successor administrative agent, the “Agent”) or (b) Amendment Number Three to Credit Agreement, dated as of December 29, 2011 (the “Third Amendment”) by and among Borrower, Lenders and Agent. The undersigned Guarantors each hereby (a) represents and warrants to Agent and the Lenders that the execution, delivery, and performance of this Reaffirmation and Consent are within its powers, have been duly authorized by all necessary action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or Governmental Authority, or of the terms of its Governing Documents, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) consents to the amendment of the Credit Agreement as set forth in the Third Amendment; (c) acknowledges and reaffirms its obligations owing to Agent and the Lenders under any Loan Documents to which it is a party; (d) reaffirms, acknowledges and agrees that it has granted to Agent a perfected security interest in the Collateral in order to secure all of its present and future Guarantied Obligations (as defined in the Guaranty), (e) restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and other Loan Documents to which it is a party effective as of the date of the Third Amendment, (f) confirms that all Guarantied Obligations are unconditionally owing by it to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever and (g) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, they each understand that neither Agent nor any Lender has any obligations to inform it of such matters in the future or to seek its acknowledgment or agreement to future amendments, and nothing herein shall create such a duty. Delivery of an executed counterpart of this Reaffirmation and Consent by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Reaffirmation and Consent. Any party delivering an executed counterpart of this Reaffirmation and Consent by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Reaffirmation and Consent but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Reaffirmation and Consent. This Reaffirmation and Consent shall be governed by the laws of the State of California.

[Signature page to follow.]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Reaffirmation and Consent by and through their duly authorized officers, as of the date of the Third Amendment.

GUARANTORS:	ACTUATE INTERNATIONAL CORPORATION, a Delaware corporation

	By:	/s/ Daniel A. Gaudreau
	Name:	Daniel A. Gaudreau
	Title:	Senior Vice President, Operations and Chief Financial Officer

XENOS IP ULC, a Nova Scotia unlimited company

	By:	/s/ Daniel A. Gaudreau
	Name:	Daniel A. Gaudreau
	Title:	Senior Vice President, Operations and Chief Financial Officer

XENOS IP PARTNERSHIP, a partnership organized under the laws of Ontario

	By:	Xenos IP ULC
Its Partner

	By:	/s/ Daniel A. Gaudreau
	Name:	Daniel A. Gaudreau
	Title:	Senior Vice President, Operations and Chief Financial Officer

[SIGNATURE PAGE TO REAFFIRMATION AND CONSENT TO

AMENDMENT NUMBER THREE TO CREDIT AGREEMENT]